EXHIBIT 99.1

101 Gateway Centre Parkway  Richmond, VA 23235  Telephone: (804) 267-8000  Fax: (804) 267-8850  Web site: www.landam.com

FOR IMMEDIATE RELEASE	Lloyd Osgood
June 22, 2004	Vice President –Communications (804) 267-8133

LandAmerica’s Corporate Controller to Retire

RICHMOND, VIRGINIA – LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces that Senior Vice President and Corporate Controller John R. Blanchard will be retiring on December 31, 2004. Blanchard joined Lawyers Title Insurance Corporation in 1977 as senior staff accountant. After a series of promotions, Blanchard was named Vice President and Controller in 1985. He was elected to the position of Senior Vice President and Corporate Controller in 1998 and continued to serve in that capacity for LandAmerica Financial Group, Inc., the parent company of Lawyers Title Insurance Corporation. In advance of this year-end retirement, LandAmerica intends to conduct a search for Blanchard’s successor.

Charles H. Foster, Jr., the Company’s Chairman and Chief Executive Officer commented, “The Company thanks John for his 27 years of dedicated service to the Company. His sense of responsibility and pursuit of excellence have embodied the LandAmerica spirit and principles throughout his career. We will miss John’s contributions to the Company when he retires and wish him well in his future endeavors.”

About LandAmerica Financial Group, Inc., a Fortune 500 company

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services and on Fortune magazine’s 2004 list of most admired companies. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

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